UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2015 (August 19, 2015)

American Housing REIT Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-170828	46-4022327
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane #450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	240-204-5378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2015, the Board of Directors of American Housing REIT Inc. (the Company) appointed the following persons to serve as Directors of the Company and to hold office until the next annual meeting of shareholders and until their successor is duly elected and qualified or until their resignation or removal: Zhang Jing Guo, Huang Yanping, and Qin Yufei.

Zhang Jing Guo

Mr.  Zhang has approximately 20 years of experience in the real estate development in China.  From July 1983 to May 1994, Mr.  Zhang held various positions at the then Light Industry Bureau of Henan Province, the governmental authority in charge of the light industry in Henan  Province, and its associated collectively-owned enterprises, including division chief, engineer and vice manager where he was responsible for administrative management.  Rom May 1994 to April 2001, he worked at Xingye Real Estate as general manager, where he was responsible for its overall operations.    Mr. Zhang cofounded a real estate company which has become one the top 100 property development companies in China.

Mr. Zhang received a bachelor’s degree in radio science from Zhengzhou University in July 1983 and an Executive MBA degree from Guanghua School of Management, Peking University in July 2013.  Mr. Zhang current serves as president of Henan Real Estate Chamber of Commerce, vice-president of Industry & Commerce Association of Henan Province, graduate tutor of Zhengzhou University and a member of Henan Provincial Committee of Chinese People’s Political Consultative Conference.  Mr. Zhang was awarded “Outstanding Real Estate Developer of Henan Province” by the Department of Housing and Urban-Rural Development of Henan Province in 2011 and “Outstanding Real Estate Developer of Zhengzhou” by the Housing Security and Real Estate Administration Bureau of Zhengzhou in 2009, 2011 and 2012.  In 2012, Mr. Zhang was named “Individual with Outstanding Contribution to Market Economy of Henan Real Estate Industry” by Henan Daily and the Private Economy Research Association of Henan Province and “Philanthropist of Henan Province” by the Industry & Commerce Association of Henan Province and the United Front Work Department of the CPC Henan Province Committee.  Mr. Zhan received his senior engineer qualification from the People’s Government of Henan Province in December 1996 and his first class construction engineer qualification from the Ministry of Housing and Urban-Rural Development in May 2012.

The board of directors appointed Mr. Zhang in recognition of his abilities to assist the Company in expanding its business and the contributions he can make to the Company’s strategic direction.  Mr. Zhang is the spouse of Huang Yanping. The Company has not entered into any compensation arrangements with Mr. Zhang.

Huang Yanping

Ms. Huang Yanping is the sole shareholder of Joytown, Inc., a beneficial owner of the Company’s majority owner, HFE USA, LLC.  Ms. Huang has over 15 years experience in the property development and investment industry in the People’s Republic of China (PRC).  Ms. Huang has been involved in the development of not less than 36 property development projects in Henan, Shandong, and Hainan provinces in China with total gross floor areas of not less than 14 million square meters.  She is one the founders of a real estate company which has become one the top 100 property development companies in China.  Ms.  Huang holds an associate’s degree in industrial and economics management from Henan Agricultural University.  The board of directors appointed Ms. Huang in recognition of her abilities to assist the Company in expanding its business and the contributions she can make to the Company’s strategic direction.  Ms. Huang is the spouse of Zhang Jing Guo.  The Company has not entered into any compensation arrangements with Ms. Huang.

Qin Yufei

Ms. Yufei currently serves as the Director Assistant of the Administrative and Secretary Department with Henan Zensun Real Estate Co., Ltd (“Zensun”).  Ms. Qin is responsible for creating and executing Zensun’s property development strategy.  In this role, she participates in Zensun’s financing activities and negotiates Zensun’s international business activities including acquisitions of foreign businesses, hotel management, and cross-border private equity issues.  Ms. Qin also serves as a Relationship Manager for Zensun and its local government and business authorities.  Previously Ms. Qin served as a Professional Journalist for Henan Television and as Senior Lecturer and Sales & Training Manager for New China Life Insurance Co.  Ms. Qin received a Bachelor’s degree in International Finance from the Henan Finance Institute and a Master’s degree in International Communications from the University of Leicester.

The board of directors appointed Ms Qin in recognition of her abilities to assist the Company in expanding its business and the contributions she can make to the Company’s strategic direction.  The Company has not entered into any compensation arrangements with Ms. Qin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Housing REIT Inc.

Date: August 27, 2015	By:	/s/ Conn Flanigan
Conn Flanigan, Chief Executive Officer